Exhibit 10.21

SECOND AMENDMENT TO DEED OF LEASE

THIS SECOND AMENDMENT TO DEED OF LEASE (“Second Amendment”) is made as of April 1, 2014, by and between NORTH GLEBE OFFICE, L.L.C., a Delaware limited liability company (“Landlord”) and EVOLENT HEALTH LLC, a Delaware limited liability company (“Tenant”) as successor in interest to Evolent Health, Inc. (“Original Tenant”).

W I T N E S S E T H:

WHEREAS, by that certain Deed of Lease dated July 31, 2012 (the “Original Lease”), Landlord leased to Original Tenant, and Original Tenant leased from Landlord, approximately 33,972 square feet of rentable area (the “Original Premises”) comprising the entire fifth (5th) floor in the building located at 800 North Glebe Road, Arlington, Virginia (the “Building”), upon the terms and conditions set forth in the Original Lease;

WHEREAS, pursuant to that certain First Amendment to Deed of Lease dated as of March 1, 2013 (the “First Amendment”), Landlord leased to Original Tenant, and Original Tenant leased from Landlord, approximately 29,120 rentable square feet of space comprising the entire sixth (6th) floor of the Building (the “First Expansion Space”), upon the terms and conditions set forth in the First Amendment;

WHEREAS, the Original Lease and the First Amendment are hereinafter collectively referred to as the “Lease”;

WHEREAS, the Original Premises and the First Expansion Space are hereinafter collectively referred to as the “Existing Premises”;

WHEREAS, Original Tenant converted from a corporation to a limited liability company, and in connection therewith, all of the right, title and interest of Original Tenant in the Lease was assigned to Tenant.

WHEREAS, Tenant desires to lease from Landlord, and Landlord desires to lease to Tenant, an additional 27,813 rentable square feet of space comprising the entire eighth (8th) floor of the Building, and Landlord and Tenant wish to revise and modify the Lease accordingly, upon the terms and conditions set forth in this Second Amendment; and

WHEREAS, Landlord and Tenant wish to amend the Lease in order to modify certain other terms and conditions of the Lease, all as more particularly set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby agree as follows:

1. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Lease.

2. The Term of the Lease is hereby extended with respect to the Existing Premises for an additional period commencing on January 1, 2019 and expiring at 11:59 p.m. on December 31, 2020 (the “Lease Expiration Date”), unless earlier terminated pursuant to the provisions of the Lease, as modified by the provisions of this Second Amendment, or pursuant to law.

3. The Lease is hereby amended by adding thereto a new Section 49, to read as follows:

“49. SECOND EXPANSION SPACE.

A. Term: Landlord hereby leases unto Tenant, and Tenant hereby leases from Landlord, approximately 27,813 square feet of rentable floor area (the ‘Second Expansion Space’) comprising the entire eighth (8th) floor of the Building, which Expansion Space is hereby agreed to be that certain space which is shown on Exhibit A-2 attached hereto and made a part hereof, for a term (the ‘Second Expansion Space Term’) commencing on the date (the ‘Second Expansion Space Commencement Date’) which is the first (lst) business day following the date of full execution and delivery of that certain Second Amendment to Deed of Lease between Landlord and Tenant, and continuing through and including 11:59 p.m. on the Lease Expiration Date (i.e., December 31, 2020), unless earlier terminated pursuant to the provisions of this Lease or pursuant to law.

B. ‘As-Is’ Condition of Second Expansion Space; Second Expansion Space Tenant’s Work: Tenant accepts the Second Expansion Space in its ‘as-is’ shell condition as of the Second Expansion Space Commencement Date, and Landlord shall have no obligation to make any improvements or alterations to the Second Expansion Space except as set forth in the Building Shell Definition attached as Exhibit C-1 to this Lease. Notwithstanding the foregoing, Landlord shall make available for the performance of Tenant’s improvements in the Second Expansion Space (‘Second Expansion Space Tenant’s Work’) an allowance in an amount equal to the product of (i) Sixty-Two Dollars ($62.00) multiplied by (ii) the number of rentable square feet comprising the Second Expansion Space. Tenant shall perform the Second Expansion Space Tenant’s Work, it being understood and agreed by Landlord and Tenant that to the extent applicable, all terms and conditions of Exhibit C shall be applicable to Tenants’s performance of the Second Expansion Space Tenant’s Work, and to the payment by Landlord to Tenant of the Second Expansion Space Tenant Allowance, such that Landlord and Tenant shall be bound by all of the same terms and conditions of the Work Agreement and this Lease with respect to the payment of the Second Expansion Space Tenant Allowance and the performance by Tenant of the Second Expansion Space Tenant’s Work. Notwithstanding the foregoing or anything to the contrary contained in the Work Agreement, Landlord shall pay the Second Expansion Space Tenant Allowance directly to Tenant’s general contractor following Tenant’s completion of items of Second Expansion Space Tenant’s Work and Landlord’s receipt from Tenant of (i) Tenant’s written certification to Landlord that the items of Second Expansion Space Tenants’s Work with respect to which disbursement of a portion of the Second Expansion Space Tenant Allowance is being requested by Tenant have been completed and that payment should be made by Landlord to Tenant’s general contractor, (ii) invoices reasonably evidencing the work or services performed with respect to Second Expansion Space Tenant’s Work for which Tenant is seeking payment, and (iii) waivers or releases of liens (which may be conditioned upon the payment of a sum specified therein) from each of Tenant’s contractors, subcontractors and suppliers in connection with the work performed or materials supplied as evidenced by the aforesaid invoices. Each payment of a portion of Second Expansion Space Tenant Allowance shall be made within thirty (30) days of Landlord’s receipt of a draw request from Tenant which complies with the requirements of this Section 49.B and which is received by Landlord not later than the fifteenth (15th) day of the month in which such draw request is submitted. Tenant shall be required to pay for any costs of the Second Expansion Space Tenants’s Work which are in excess of the Second Expansion Space Tenant Allowance; however, no such costs shall be required to be paid by Tenant until such time as the Second Expansion Space Tenant Allowance has been exhausted. Tenant shall pay to Landlord as Additional Rent a ‘Coordination Fee’ in the amount of Ten Thousand Dollars ($10,000.00) with respect to the Second Expansion Space Tenant’s Work, and Tenant shall reimburse Landlord for all out-of-pocket third party architectural and engineering consulting and review fees reasonably incurred by Landlord in connection with such work. The Coordination Fee shall be paid directly by Tenant to Landlord upon substantial completion of the Second Expansion Space Tenant’s Work (or may, at Tenant’s election, be debited against any remaining balance of the Second Expansion Space Tenant Allowance).

In the event that Tenant constructs additional restrooms on the eighth (8th) floor of the Building as part of the Second Expansion Space Tenant’s Work in order to bring such core area restrooms into compliance with applicable Law, then Landlord agrees that the Second Expansion Space Tenant Allowance shall be increased by Thirty Thousand Dollars ($30,000.00) in consideration of Tenant’s undertaking such work, which additional amount shall be subject to all of the same terms and conditions with respect to the remainder of the Second Expansion Space Tenant Allowance.

In addition to the Second Expansion Space Tenant Allowance, Landlord shall provide an additional allowance (‘Supplemental Allowance’) equal to thirty percent (30%) of Broker’s commission (being One Hundred Sixty-Five Thousand Five Hundred Forty-Six and 76/100 Dollars $165,546.76), which shall be deducted from the Broker’s commission and documented in the registration and commission agreement between Broker and Landlord dated May 7, 2014. Subject to the terms and conditions of the commission agreement between Broker and Landlord, such Supplemental Allowance shall be paid by Landlord to Tenant in accordance with the same terms and conditions that are applicable with respect to the payment of the Second Expansion Space Tenant Allowance, except that the portion of such Supplemental Allowance which may be used for moving costs, consultants, data and telecom equipment and cabling, furniture, fixtures, equipment, signage and other move related costs shall not be subject to a cap and shall not be includable in the amount of the Permitted Soft Costs Portion.

C. Second Expansion Space Base Rent: In addition to the Base Rent for the Existing Premises set forth in Section 4 hereof, as amended, commencing on May 1, 2015

(the ‘Second Expansion Space Rent Commencement Date’) and continuing thereafter throughout the Second Expansion Space Term, Tenant covenants and agrees to pay to Landlord Base Rent for the Second Expansion Space in the following amounts (the ‘Second Expansion Space Base Rent’):

Time Period	Rate of Second Expansion Space Base Rent Per Square Foot Per Annum	Rate of Second Expansion Space Base Rent Per Annum	Rate of Second Expansion Space Monthly Base Rent
5/1/15-4/30/16	$34.00	$945,642.00	$78,803.50
5/1/16-4/30/17	$34.85	$969,283.05	$80,773.59
5/1/17-4/30/18	$35.72	$993,480.36	$82,790.03
5/1/18-4/30/19	$36.61	$1,018,233.93	$84,852.83
5/1/19-4/30/20	$37.53	$1,043,821.89	$86,985.16
5/1/20-12/31/20	$38.47	$1,069,966.11	$89,163.84

The Second Expansion Space Base Rent shall be payable at the same times and in the same manner as set forth herein for the payment of Base Rent. There shall be no Free Rent Period with respect to the Second Expansion Space. Tenant shall be entitled to occupy the Second Expansion Space prior to the Second Expansion Space Rent Commencement Date without the obligation to pay Second Expansion Space Base Rent and without the obligation to pay any Operating Expenses with respect to the Second Expansion Space or any Real Estate Tax Expenses with respect to the Second Expansion Space.

D. Additional Rent: Effective as of the Second Expansion Space Rent Commencement Date, Tenant’s Share of Operating Expenses shall be adjusted to equal thirty-three and fourteen one hundredths percent (33.14%) and Tenant’s Share of Real Estate Tax Expenses shall be adjusted to equal thirty and eleven one hundredths percent (30.11%).

E. Second Expansion Space Part of Premises: Except as otherwise herein expressly provided, the Second Expansion Space shall be deemed a part of the Premises for all purposes of this Lease from and after the Second Expansion Space Commencement Date, such that both Landlord and Tenant shall have such respective rights and obligations with respect to the Second Expansion Space as apply to the remainder of the Premises from and after the Second Expansion Space Commencement Date, including, but not limited to, Tenant’s option to extend the Term of this Lease set forth in Section 43 hereof.”

4. Section 4.A. of the Lease (captioned “Base Rent”) is hereby amended by adding the following language to the end thereof:

“Notwithstanding anything to contrary contained in the Lease and in lieu of (i) Base Rent for the initial Premises set forth in Section 4.A of this Lease (captioned ‘Base Rent’), and (ii) Expansion Space Base Rent for the Expansion Space set forth in Section 47.C. of the Lease (captioned ‘Expansion Space Base Rent’), as of the effective date of that certain Second Amendment to Deed of Lease between Landlord and Tenant (the ‘Second Amendment Effective Date’), Tenant shall pay to Landlord Base Rent in the following amounts for the Existing Premises(the ‘Base Rent’):

Time Period	Rate of Base Rent Per Square Foot Per Annum	Rate of Base Rent Per Annum	Rate of Monthly Base Rent
4/1/14-6/30/15	$35.00	$2,208,220.00	$184,018.33
7/1/15-6/30/16	$35.88	$2,263,740.96	$188,645.08
7/1/16-6/30/17	$36.78	$2,320,523.76	$193,376.98
7/1/17-6/30/18	$37.70	$2,378,568.40	$198,214.03
7/1/18-6/30/19	$38.64	$2,437,874.88	$203,156.24
7/1/19-6/30/20	$39.61	$2,499,074.12	$208,256.18
7/1/20-12/31/20	$40.60	$2,561,535.20	$213,461.27

Notwithstanding the foregoing, Landlord shall grant to Tenant a ‘rent holiday’ from the payment of the installments of Monthly Base Rent and Additional Rent pursuant to Section 5 of the Lease for the three (3) month period following the Second Amendment Effective Date (i.e., April, May and June of 2014) (the ‘Second Amendment Free Rent Period’). During such Second Amendment Free Rent Period, the Monthly Base Rent and Additional Rent pursuant to Section 5 hereof shall be abated (such rental abatement being hereinafter referred to as the ‘Second Amendment Free Rent Allowance’); provided, however, that (i) the Second Amendment Free Rent Period and the granting of the Second Amendment Free Rent Allowance as provided hereunder shall not affect the Second Expansion Space Commencement Date pursuant to Section 49.A. hereof, (ii) Tenant shall remain obligated during the Second Amendment Free Rent Period to perform all of Tenant’s obligations under this Lease except as expressly aforesaid, and (iii) in the event of any termination of this Lease by Landlord based upon a Default hereunder by Tenant before the end of the Second Amendment Free Rent Period, any remaining Second Amendment Free Rent Allowance hereunder shall be of no force or effect. If, prior to the Second Amendment Effective Date, Tenant has paid the Monthly Base Rent and Additional Rent pursuant to Section 5 of the Lease for any of the months included in the Second Amendment Free Rent Period, then Landlord shall refund to Tenant such payments of Monthly Base Rent and Additional Rent within thirty (30) days following the date of full execution and delivery of that certain Second Amendment to Deed of Lease between Landlord and Tenant.”

5. Section 8.D. of the Lease (captioned “6th Floor Balcony”) is hereby deleted in its entirety and replaced with the following, it being agreed that Landlord’s Balcony Contribution pursuant to Section 8.D. of the Lease is satisfied by this Second Amendment, and Tenant shall have no rights to such Landlord’s Balcony Contribution:

“D. Terrace: Subject to approval from Arlington County, Virginia (the ‘County’), and the other terms and conditions set forth in this Section 8.D., Landlord shall construct a terrace on the existing balcony located on the sixth (6th) floor of the Building comprising up to approximately four thousand (4,000) square feet of area. Landlord and Tenant shall work together in good faith to agree on detailed architectural and engineering plans and specifications with respect to the proposed terrace (the ‘Terrace Plans and Specifications’), and Landlord shall use commercially reasonable efforts to obtain all necessary approvals from the County which are required in order for Landlord to construct the terrace, provided that Landlord shall have no liability in the event that such approval is not obtained, and this Lease shall remain in full force and effect regardless of whether or not Landlord obtains such approval or constructs the terrace. In the event that Landlord obtains approval from the County for construction of the proposed terrace, then Landlord shall, subject to the terms and conditions of this Section 8.D., construct the terrace in accordance with the Terrace Plans and Specifications (as such Terrace Plans and Specifications may be amended pursuant to any requirement of the County). Landlord shall use commercially reasonable efforts to complete the construction of such terrace in accordance with the terrace project schedule attached hereto as Exhibit K and made a part hereof, provided that Landlord shall have no liability for its failure to complete such terrace in accordance with the timeframes set forth in such terrace project schedule, and this Lease shall remain in full force and effect regardless of whether or not Landlord completes the terrace in accordance with such schedule.

Notwithstanding anything to the contrary contained herein, after full and final approval from the County has been obtained for construction of the terrace, if at all, Landlord shall provide Tenant with a written estimate (‘Landlord’s Estimate’) and reasonable supporting documentation of all hard construction costs and all soft costs incurred by Landlord with respect to the terrace (including, but not limited to, any fees previously incurred by Landlord in obtaining approval for such terrace and any and all future costs in obtaining building permits to construct the terrace) (all such hard and soft costs being hereby collectively referred to as the ‘Terrace Costs’). In the event that Landlord’s Estimate of the Terrace Costs exceeds Five Hundred Thousand Dollars ($500,000) (such amount being referred to herein as the ‘Terrace Cap’), then notwithstanding anything to the contrary contained herein, Landlord shall have no further obligation to proceed with the construction of the terrace unless Tenant provides notice to Landlord, within ten (10) business days following receipt of such Landlord’s Estimate, that Tenant has elected to have Landlord proceed with the construction of the terrace, in which event, Tenant, at its sole cost and expense, shall be responsible for the reimbursement to Landlord of all such Terrace Costs which are in excess of the Terrace Cap, within thirty (30) days following receipt of an invoice therefor from Landlord.

In the event that Tenant does not timely provide such notice of its election to have Landlord proceed with the construction of the terrace, then Landlord shall have no further obligation whatsoever to construct the terrace, but, at Tenant’s election by written notice given to Landlord at any time following receipt of Landlord’s Estimate, Tenant may elect(i) to have the Second Amendment Free Rent Allowance increase by an amount equal to (i) Five Hundred Thousand Dollars ($500,000) minus (ii) all actual Terrace Costs incurred by Landlord, subject to all of the terms and conditions set forth in Section 4.A. hereof with respect to Second Amendment Free Rent Allowance; or (ii) to increase the

Second Expansion Space Tenant Allowance by an amount equal to (i) Five Hundred Thousand Dollars ($500,000) minus (ii) all actual Terrace Costs incurred by Landlord, which amount shall then become part of the Second Expansion Space Tenant Allowance and shall be subject to all of the terms and conditions thereof in accordance with Section 49 hereof; provided, however, that in the event that Tenant has not provided notice to Landlord of such election within six (6) months following receipt of Landlord’s Estimate, then the Second Amendment Free Rent Allowance shall increase by an amount equal to (i) Five Hundred Thousand Dollars ($500,000.00) minus (ii) all actual Terrace Costs incurred by Landlord, subject to all of the terms and conditions set forth in Section 4.A. hereof with respect to Second Amendment Free Rent Allowance.”

6. Section 44 of the Lease (captioned “Right of First Offer”) is hereby amended (i) by deleting from Subsection 44.A. thereof (captioned “Available Space”) the language: “(c) comprises not more than one (1) full floor and not less than ten thousand (10,000) square feet of rentable area” and inserting the following language in lieu thereof: “(c) comprises one (1) full floor”; and (ii) by adding thereto a new Subsection 44.E., as follows:

“E. Notwithstanding anything to the contrary contained in this Section 44 or in this Lease, prior to providing a Landlord’s Offer to Evolent hereunder, Landlord may request Evolent’s most recent financial statement in the form required by Section 32.M hereof, and Evolent shall provide the same to Landlord within fifteen (15) days following Landlord’s request therefor. Evolent hereby agrees that if such financial statement shows that Evolent has met the Required Financial Threshold (as hereinafter defined), then Landlord shall not have the right to include in Landlord’s Offer either an additional Security Deposit or a modification of the scheduled reduction of the Security Deposit as set forth in Paragraph 7 of the Second Amendment. In the event that such financial statement shows that Evolent has not met the Required Financial Threshold, then Landlord may include as part of any Landlord’s Offer, in addition to any other terms and conditions acceptable to Landlord in the good faith exercise of its sole and absolute discretion (subject to the determination of the Prevailing Market Rent), a requirement (i) that Evolent provide Landlord with an additional Security Deposit in an amount, if any, to be mutually agreed upon by Landlord and Tenant, including scheduled reductions to such additional Security Deposit, if any, in accordance with a schedule, if any, to be mutually agreed upon by Landlord and Tenant, and (ii) that the reduction in the then existing Security Deposit as set forth in Paragraph 7 of the Second Amendment shall not be subject to further modification with respect to such Landlord’s Offer. As used herein, the term ‘Required Financial Threshold’ shall mean that Evolent’s then current financial statement shows that Evolent has (a) Forty-Five Million Dollars ($45,000,000.00) in liquid assets and (b) a ‘Tangible Net Worth’ (i.e. total assets minus total liabilities) of at least Forty Million Dollars ($40,000,000.00).

The parties acknowledge that pursuant to Section 44.B hereof, Evolent shall have fifteen (15) days to respond to Landlord’s Offer. In the event that the Required Financial Threshold has not been met by Evolent and Evolent disagrees with Landlord’s Offer with respect to either the amount of the incremental Security Deposit or the reduction schedule with respect to the incremental Security Deposit, or both of same, but Evolent nevertheless gives timely notice of its exercise of its option to lease the Available Space, and Landlord and Evolent do not agree, within thirty (30) days following Landlord’s delivery of Landlord’s Offer, on either the amount of the incremental Security Deposit or the reduction schedule applicable to the incremental Security Deposit, or both of same, then Evolent’s right hereunder to lease the Available Space shall automatically become void and of no further force or effect for the remainder of the Term of this Lease, and Landlord may lease said Available Space to others under such terms and for such periods as shall be acceptable to Landlord. In addition, in the event that Evolent fails to timely provide such financial statement to Landlord as required herein, Landlord shall have the right, in its sole and absolute discretion, to terminate Evolent’s right to lease the Available Space, in which event Evolent’s right to receive a Landlord’s Offer and to lease said Available Space shall be void and of no force or effect for the remainder of the Term of this Lease, and Landlord may lease said Available Space to others under such terms and for such periods as shall be acceptable to Landlord.”

7. Landlord and Tenant acknowledge and agree that pursuant to Section 35 of the Lease (captioned “Security Deposit”), as amended by Paragraph 7 of the First Amendment, Landlord is currently holding a Security Deposit in the amount of Three Million

Seven Hundred Five Thousand Five Hundred Fifty-Eight and 40/100 Dollars ($3,705,558.40). Notwithstanding the foregoing or anything to the contrary contained in Section 35 of the Lease or Paragraph 7 of the First Amendment, the parties hereby agree as follows: (I) the Security Deposit shall be reduced (i) to Two Million Five Hundred Seven Thousand Nine Hundred Seven Dollars ($2,507,907.00) as of November 1, 2015, (ii) to One Million Five Hundred Seventy-Eight Thousand Five Hundred Sixty-Two Dollars ($1,578,562.00) as of November 1, 2016, and (iii) to Six Hundred Fifty Thousand Dollars ($650,000.00) as of November 1, 2018, except that there shall be no such reduction at the scheduled date of reduction if there exists (a) any Default under the Lease until such time as such Default has been cured, or (b) any circumstance which with the giving of notice, the passage of time, or both would constitute a Default by Tenant (provided that Landlord shall have the right to notify Tenant in writing within ten (10) days following the date on which such reduction is scheduled to occur as to whether any such circumstance does then exist and such reduction in the Security Deposit shall not be postponed if either (i) Landlord fails to so notify Tenant within such 10-day period or (ii) Landlord does notify Tenant of such circumstance constituting a default within such 10-day period and Tenant then cures such default within the applicable cure period set forth in this Lease), at which time the reduction in the Security Deposit shall occur as set forth above, and (II) as of November 1, 2018, the required amount of the Security Deposit at that time shall remain as the Security Deposit for the remainder of the Term of the Lease, unless otherwise agreed to in writing by the parties and incorporated into a written amendment to the Lease, including, but not limited to, pursuant to the terms and conditions of subsection 44.E of the Section 44 of the Lease (captioned “Right of First Offer”).

8. Landlord and Tenant each represents and warrants to the other that, except as hereinafter set forth, neither of them has employed any broker in procuring or carrying on any negotiations relating to this Second Amendment. Landlord and Tenant shall indemnify and hold each other harmless from any loss, claim or damage, including, but not limited to, all court costs and reasonable attorneys’ fees, relating to the breach of the foregoing representation and warranty. Landlord recognizes only Jones Lang LaSalle Americas, Inc., as agent of Tenant, as broker with respect to this Second Amendment and agrees to be responsible for the payment of a commission to said broker pursuant to a separate written agreement with said broker.

9. Landlord and Tenant hereby agree and acknowledge that Landlord has satisfied all of its obligations pursuant to Section 48 of the Lease (captioned “Second Hold Space Premises”) and that

Tenant’s rights with respect to Section 48 of the Lease are null and void and of no further force or effect.

10. The Lease is hereby amended by inserting therein Exhibits A-2, B-2 and K, attached hereto, which Exhibits A-2, B-2 and K are hereby incorporated into the Lease by reference and made a part hereof.

11. If requested by Landlord at any time during the Term, Tenant shall promptly execute a declaration in the form attached hereto as Exhibit B-2 and made a part hereof.

12. Except as expressly modified by this Second Amendment, all terms and provisions of the Lease shall remain in full force and effect.

13. Landlord and Tenant represent and warrant to each other that the person signing this Second Amendment on its behalf has the requisite authority and power to execute this Second Amendment and to thereby bind the party on whose behalf it is being signed.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment to Deed of Lease as of the day and year first hereinabove written.

WITNESS:		LANDLORD: NORTH GLEBE OFFICE, L.L.C., a Delaware limited liability company

		By:	JBG/Company Manager II, L.L.C., a Delaware limited liability company Its Managing Member

By:	/s/		By:	/s/ David Paul
			Name:	David Paul
			Title:	Managing Member

WITNESS:		TENANT: EVOLENT HEALTH LLC, a Delaware limited liability company

By:	/s/	By:	/s/ Jonathan Weinberg
		Name:	Jonathan Weinberg
		Title:	General Counsel

EXHIBIT A-2

PLAN SHOWING SECOND EXPANSION SPACE

A-2-1

EXHIBIT B-2

DECLARATION BY LANDLORD AND

TENANT AS TO DATE OF DELIVERY AND ACCEPTANCE OF

POSSESSION, SECOND EXPANSION SPACE COMMENCEMENT DATE, ETC.

THIS DECLARATION is hereby attached to a made a part of that certain Second Amendment to Deed of Lease dated                      (the “Second Amendment”), which amends that certain Deed of Lease (the “Original Lease”) dated July 31, 2012, as amended, entered into by and between NORTH GLEBE OFFICE, L.L.C., a Delaware limited liability company, as Landlord, and EVOLENT HEALTH LLC, a Delaware limited liability company, as Tenant. All terms used in this Declaration shall have the same meanings as they have in the Original Lease, as modified by the Second Amendment.

(i)	Landlord and Tenant do hereby declare that possession of the Second Expansion Space was accepted by Tenant on , 20 ;

(ii)	As of the date hereof, the Lease is in full force and effect, and Landlord has fulfilled all of its obligations under the Lease required to be fulfilled by Landlord on or prior to said date;

(iii)	The Second Expansion Space Commencement Date is 1, 2014;

(iv)	The Second Expansion Space Rent Commencement Date is May 1, 2015; and

(v)	The Lease Expiration Date is hereby established to be December 31, 2020, unless the Lease or the Term is sooner terminated pursuant to any provision of the Lease.

WITNESS:		LANDLORD: NORTH GLEBE OFFICE, L.L.C., a Delaware limited liability company

		By:	JBG/Company Manager II, L.L.C., a Delaware limited liability company Its Managing Member

By:			By:
Name:
			Title:	Authorized Signatory

WITNESS:		TENANT: EVOLENT HEALTH LLC, a Delaware limited liability company

By:	/s/	By:	/s/ Jonathan Weinberg
		Name:	Jonathan Weinberg
		Title:	General Counsel

B-2-1

EXHIBIT K

TERRACE PROJECT SCHEDULE

Design	50 days

Schematic Design	15 days

Design Development	15 days

Construction Documents	20 days

Permit Approval & Bidding	45 days

Construction	60 days

K-1